ALLIOTT

AGCA, Inc. Certified Public Accountants

Member of Alliott Group, a worldwide alliance of independent firms

411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com
• Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the Form 20-F of Pansoft Company Limited to be filed with the Securities and Exchange Commission on or about November 8, 2010, of our report dated March 24, 2010 on our audit of the consolidated financial statements of Pansoft Company Limited and subsidiaries as of and for the six months ended June 30, 2009.

AGCA, Inc.

Arcadia, California
November 8, 2010